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                                                                    EXHIBIT 10.2

                         EMPLOYMENT SEPARATION AGREEMENT
                          AND RELEASE OF ALL LIABILITY

         This Employment Separation Agreement and Release of All Liability ("Agreement") is made on May 13, 2003 between Mark J. O'Brien ("Executive") and Pulte Homes, Inc., a Michigan corporation ("Pulte"). As used in this Agreement, "Employer" means Pulte, its successors, assigns, parents, subsidiaries, divisions and/or affiliates (whether incorporated or unincorporated), and all of its past and present directors, officers, trustees, employees and agents (in their individual and representative capacities) of each and any and all persons acting by, through, or in concert with any of them.

                                    RECITALS

         A. Executive has worked in the employ of Employer since 1982; currently, he is the President and Chief Executive Officer and a Director of Pulte.

         B. Executive will resign from his employment on June 30, 2003 (the "Termination Date").

         C. In consideration of payments to be made, and benefits to be provided, by Employer to Executive, Executive and Employer have each agreed to release the other from any liability to the other and to the other matters set forth in this Agreement.

         Therefore, Executive and Employer agree as follows:

         1. Executive resigns from all of his positions with Employer (including from the Board of Directors of Employer), effective on the Termination Date.

         2. The following will be Executive's sole and exclusive payments and benefits with respect to Executive's continued employment through the Termination Date, the termination of Executive's employment with Employer and Executive's other obligations under this Agreement:

                  (a) As long as he remains employed by Employer, Executive will receive a continuation of his current monthly salary of $70,833.33 and a continuation of his current fringe benefits until the Termination Date. Executive will also be entitled to receive a bonus with respect to the year ending December 31, 2003 in an amount equal to $3,200,000. The salary and bonus referred to in this paragraph 2(a) will be paid in accordance with Employer's normal payroll procedures and policies, except that the bonus will be paid on January 9, 2004. The usual withholdings and deductions for applicable taxes and the like will be deducted from all payments to Executive under this paragraph 2(a).

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                  (b)      In return for the consulting services described in
Exhibit 1 to this Agreement, Executive will receive 18 monthly payments of $70,833.33 each, payable on the first business day of each month beginning on July 1, 2003 and ending on December 1, 2004.

                  (c)      Executive will be entitled to:

                  (1) $1,925,000, which represents an amount equal to the entire maximum award which would have been payable to him under the Long-Term Incentive Plan for Key Executives which commenced on January 1, 2001; such amount will be payable on the date that awards are payable to Pulte executives under such plan.

                  (2) $1,966,667, which represents an amount equal to the sum of (A) 1/2 of Executive's maximum award which would have been payable to him under the Long-Term Incentive Plan for Key Executives which commenced on January 1, 2002 ($1,400,000), plus (B) 1/6 of Executive's maximum award which would have been payable to him under the Long Term Incentive Plan for Key Executives which commenced on January 1, 2003 ($566,667); such payment will be made on June 30, 2004.

Payments to Executive under this paragraph 2(c) will be made irrespective of whether awards are payable to Pulte executives under such plans, and the amount of such payments will not change even if a greater or lesser amount would have ultimately been earned for Executive's account under the plans had he remained a participant under such plans for the duration of the plans. Payments under this paragraph 2(c) will be in lieu of any other awards or payments which may be owed under the long-term compensation plans referred to in this paragraph. Payments under this paragraph 2 will be made by direct deposit to such accounts as Executive advises Pulte in writing from time to time.

                  (d) Employer will provide Executive and his spouse with continued medical and dental insurance coverage and will use its best commercially reasonable efforts to obtain for Executive continued disability and life insurance coverage, in each case with benefits substantially equivalent to Executive's current coverage, until Executive reaches age 65. Executive will cooperate with Employer in its efforts to obtain disability and life insurance coverage, including, if required by the prospective insurer, submitting to a physical examination. If Employer is unable to obtain disability and/or life insurance coverage for Executive at standard rates, it will not be required to obtain such coverage. In such case, if Executive desires to purchase such coverage, Employer will, upon Executive's request, contribute an amount equal to the standard rate for such coverage to Executive's cost of purchasing such coverage. If Executive dies or becomes disabled before reaching age 65 and is survived by his wife, such medical and dental benefits will be provided to Executive's widow until the date that would have been Executive's 65th birthday. Executive (or his widow) will reimburse Pulte, on request (but not more often than quarterly), for the same portion of the premium for such coverage as Pulte senior executives reimburse Pulte for their own health, dental, disability, and life insurance coverage (as applicable).

                  (e) From July 1, 2003 until December 31, 2003, Executive will be entitled to reasonable secretarial support, at no charge, from a Pulte secretary (Karen O'Paterny).

                  (f) Pulte will use its best commercially reasonable efforts to assign to Executive the lease of the 2003 Lexus SC430 convertible currently used by Executive. Upon such assignment, Pulte will (at its cost) have the automobile moved to Executive's Florida residence.

                  (g) Pulte (or a Pulte subsidiary) will assume Executive's obligations under the lease of apartment premises at 444 Chester (the "Apartment Lease"). If, for any reason, Pulte is not allowed by the landlord under the Apartment Lease to assume the Apartment Lease, it will pay directly to the landlord, on Executive's behalf, all remaining obligations under the Apartment Lease. Executive will vacate the apartment premises by June 10, 2003. To induce Pulte to assume the Apartment Lease, Executive represents and warrants to Pulte as follows:

                           (1) Executive has delivered to Pulte a true and correct copy of the Apartment Lease.

                           (2) Executive is not in default under the Apartment Lease.

Executive will indemnify and hold Employer harmless against any costs or liability incurred by Employer as a result of Executive's breach of his representations and warranties under this paragraph 2(g).

                  (h) Executive will be allowed to retain (1) his laptop computer after Pulte's Information Systems representatives have removed all confidential and proprietary information from the computer; (2) his company-provided palm pilot; (3) his company-provided cellular phone; and (4) other miscellaneous personal items.

                  (i) Pulte will (at its cost) cause all of Executive's personal furnishings to be packed and moved from his Michigan apartment and/or office to his Florida residence.

                  (j) Pulte will reimburse Executive for the following professional fees which may be incurred by him: (1) up to $15,000 in connection with the preparation and negotiation of this Agreement (including tax planning); and (2) up to $8,500 per year for tax and financial advisory services rendered with respect to the calendar years ending December 31, 2003 and 2004, respectively. Fees will be paid by Pulte under this paragraph 2(j) upon Executive's presentation to Pulte of bona fide statements for services rendered.

                  (k) Pulte will make all remaining premium payments under the split dollar insurance policy maintained by Pulte on Executive's behalf, and Executive will have no further obligations with respect to such insurance. All documents relating to such insurance will remain in full force and effect.

         The amounts payable, and the benefits provided, under this paragraph 2 will continue to be payable and provided notwithstanding Executive's death or disability.

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         Executive will indemnify Employer for any taxes, interest and penalties payable or claimed by appropriate authorities to be payable in respect of the payments and benefits described in this paragraph 2 that result from Executive's failure to pay or timely pay such taxes, interest and/or penalties.

         3. For the consideration described in this Agreement, Employer and Executive hereby fully and forever mutually release, acquit and discharge each other from and for all manner of claims, counterclaims, causes of action, bonds, bills, debts, sums of money, commissions, compensation for purported personal services rendered, damages and rights whatsoever, in law or in equity, now existing in its or his favor by reason of any facts, known or unknown, including under Pulte's Long-Term Incentive Plans for Key Executives (except for the payments described in paragraph 2(c) above in lieu of payments under such plans). This release does not cover any breach of this Agreement (including Pulte's and Executive's obligations under paragraph 2 above).

         4. Except for actions or suits based upon breaches of this Agreement, each of Executive and Employer will refrain from commencing any suit, claim or action, or prosecuting any pending action, claim or suit, in law or in equity, against the other on account of any employment related action or cause of action based upon any facts, whether known or unknown, including all claims for wrongful discharge, breach of contract, violation of the penal statutes, negligence of any kind, intentional infliction of emotional distress, defamation and/or discrimination on account of sex, age, race, handicap or nationality which has or could have been alleged under the common law or any federal, state or local statute or ordinance, including: Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Rehabilitation Act of 1973; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Family and Medical Leave Act of 1993; the Elliott-Larsen Civil Rights Act; the Michigan Handicappers Civil Rights Act; the Michigan Whistle Blowers Protection Act; the Michigan Wage and Benefit Act; and any and all amendments to any of the foregoing.

         5. Executive will forever maintain as confidential all confidential information of Employer. For purposes of this Agreement, confidential information means all confidential and proprietary information of Employer, including confidential and proprietary data, know-how, schedules, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, vendor information, pricing information, market definitions, inventions, ideas and information obtained from Employer as well as strategic information concerning Employer. Confidential information may be written or oral. Confidential information will not include information which:

                           (1) is or becomes severally available to the public other than as a result of Executive's disclosure; or

                           (2)      becomes available to Executive on a
                  non-confidential basis from a source other than Employer provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to Employer which is known to Executive.

Executive will be allowed to disclose confidential information if required by law to do so. However, if practicable, Executive will advise Employer of such legal requirements prior to making such disclosure, so that Employer may attempt (at no cost or penalty to Executive) to seek an appropriate protective order or legal limitation on such disclosure.

                  (b) From the date of this Agreement until June 30, 2005, Executive will not, directly or indirectly:

                           (1) Engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, member, associate, employee, consultant, owner or otherwise), a "Competing Business", which is any corporation, partnership, limited liability company, firm or enterprise (including a sole proprietorship) which directly competes with Employer anywhere in the United States, Puerto Rico or Latin America. Notwithstanding the foregoing, Executive may invest in any publicly-held corporation engaged in a Competing Business if (A) such investment does not exceed 5% in value of the issued and outstanding capital stock of such corporation and (B) Executive is not otherwise affiliated with such corporation.

                           (2) Employ any person known by Executive to be an employee of Employer or induce or attempt to induce any person known by Executive to be an employee of Employer or any of its affiliates to leave the employment of the Employer or such affiliate.

                           (3) Deliberately attempt to materially and adversely affect the relationship between Employer and (i) any of its vendors, contractors, subcontractors, shareholders, or customers, (ii) the financial community, or (iii) the public.

The provisions of this paragraph 5(b) will automatically terminate if (i) Employer breaches this Agreement by failing to pay Executive any payment or to provide any benefit to Executive when and as due under this Agreement and (ii) Employer fails to cure such breach within 10 days after written notice from Executive to Employer of such breach by Employer. Before being deemed to be in violation of clause (1) of this paragraph 5(b), Executive must be given written notice from Pulte and a 10 day right to cure; such cure will include repaying to Pulte all amounts paid or payable to Executive from or with respect to the activity which violates clause (1).

                  (c) If Executive violates this paragraph 5 in any material respect (and Pulte has not previously consented in writing to the action which constitutes the violation), Employer will be entitled to all remedies available to it under law or equity (including specific performance, a claim for damages, including a refund of amounts previously paid or benefits provided by Employer pursuant to paragraph 2(b) of this Agreement, and termination of any or all of the remaining payments and benefits described under paragraph 2(b) above). Such exercise of rights and remedies will not be considered a breach of this Agreement by Employer.

         6. Except as may be required by law, (a) Executive will not directly or indirectly assist or aid any other person, corporation, firm, partnership or other entity, in or about any action, cause of action, suit, claim, proceeding, litigation or other matter against Employer (collectively, "Covered Matters") and (b) Executive will not communicate with, either orally or in writing, in any manner whatsoever, any other person, corporation, firm, partnership or other entity, in or about any Covered Matter other than communications with members of Executive's family, friends and professional advisors as long as such communications are conducted in a fashion which will not and could not reasonably be expected to adversely affect Employer.

         7.       On the Termination Date:

                  (a) Except for the items retained by Executive under paragraph 2 above, Executive will return to Employer all materials, files and any other property which belong to Employer (including his security cards, keys, and telephone credit card); and

                  (b) Executive and Employer will execute and deliver the agreement attached as Exhibit 2 to this Agreement (the "Bring-down Release") in order to re-affirm the release and covenant not to sue which are reflected in paragraphs 3 and 4 above, effective as of the Termination Date. The parties' failure or a party's refusal to execute and deliver the Bring-down Release will not invalidate or diminish the effectiveness of the release and covenant not to sue set forth in paragraphs 3 and 4 above.

         8. Executive is completely able to perform the duties of his position at Employer, and has no disability recognized under the Workers' Compensation Act or otherwise. Executive will not claim or collect state unemployment benefits in connection with the termination of his employment with Employer. If Executive violates this covenant or if Executive claims or collects any worker's compensation benefits with respect to his employment by Employer, he will immediately forfeit or refund that portion of the consideration paid or payable by Employer to Executive under this Agreement which is equal to the unemployment or worker's compensation benefits, as applicable, received by Executive.

         9. Pulte will indemnify and hold Executive harmless from any claims, demands and complaints made by any third party, which arise out of or relate to Executive's good faith performance of his job duties during the term of his employment by Employer and of his consulting duties under this Agreement, in accordance with Employer's bylaws and applicable law. Executive will advise Employer of any such claim immediately upon becoming aware of it. Employer's agreement in this respect is based and reliant upon Executive's specific representation that he is not presently aware, nor does he have any reason to suspect, that any such claim, demand or complaint will be forthcoming, other than with respect to any matter which has been disclosed in Item 3 of Pulte's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 or in Pulte's Quarterly Report on Form 10-Q with respect to the fiscal quarter ended March 31, 2003.

         10. Executive will retain all of his Pulte stock options in accordance with the stock option agreements which evidence such option grants (the "Option Agreements"). Such options will not be subject to any restriction or forfeiture under this agreement (including paragraphs 5 and 6 above) but will continue to be subject to the Option Agreements.

         11.      (a)      This Agreement, which will be effective and
irrevocable immediately upon the time limits described in this Agreement, reflects the entire agreement of Executive and Employer relative to its subject matter, and supersedes all prior or contemporaneous oral or written understandings, statements, representations or promises with respect to the termination of Executive's employment, including the confidentiality, non-competition and non-solicitation agreement delivered by Executive to Employer in 2000.

                  (b) This Agreement may not be amended except by a written instrument signed by Executive and Pulte, on behalf of Employer.

                  (c) This Agreement will be construed in accordance with and governed by Michigan law. The sole forum for any dispute under this Agreement will be the Oakland County (Michigan) Circuit Court; the parties consent to the exclusive jurisdiction of such court.

         12. Executive will use his best reasonable efforts to maintain, and will instruct his attorneys, accountants and tax and financial advisors and consultants to maintain, the confidentiality of the existence and terms of this Agreement, and any underlying conversations, discussions, documents, correspondence or agreements in furtherance thereof or in connection or leading thereto. However, Executive will be entitled to disclose (a) information to the extent required by law, (b) information which becomes a matter of public record (other than as a result of Executive's disclosure thereof), (c) information to his immediate family but only after instructing them to keep such information confidential and (d) the existence of his non-disclosure obligation or other obligations under this Agreement to any person who requests that Executive disclose information in violation of this paragraph 12 or otherwise requests that Executive take action in violation of this Agreement.

         13. Upon request of Executive, as long as he is not in default of this Agreement, Pulte will provide a favorable reference on behalf of Executive to prospective employers and other persons doing business with Executive. Neither Executive nor Employer will disparage the other in any way.

         14. EXECUTIVE UNDERSTANDS THAT BY THIS AGREEMENT HE IS WAIVING ANY RIGHTS HE MAY PRESENTLY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED. EXECUTIVE ENTERS INTO THIS AGREEMENT FREELY AND VOLUNTARILY WITHOUT ANY DURESS OR COERCION, AND AFTER HE HAS CAREFULLY AND COMPLETELY READ ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. HE HAS BEEN ADVISED TO CONSULT WITH LEGAL COUNSEL AND UNDERSTANDS HE WILL BE ALLOWED TO CONSIDER THIS AGREEMENT FOR 21 DAYS PRIOR TO SIGNING IT. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE FOR SEVEN DAYS FOLLOWING THE DATE IT IS SIGNED, DURING WHICH TIME HE MAY REVOKE THIS AGREEMENT BY WRITTEN NOTICE TO EMPLOYER, IN CARE OF JOHN
R. STOLLER, SENIOR VICE PRESIDENT AND GENERAL COUNSEL. EXECUTIVE UNDERSTANDS THAT PAYMENTS TO BE MADE TO HIM AS PROVIDED IN THIS AGREEMENT WILL NOT COMMENCE UNTIL THE EXPIRATION OF SUCH DAYS.

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

Date: May 13, 2003                     /s/  Mark J. O'Brien
                                    --------------------------------
                                            Mark J. O'Brien

                                    Pulte Homes, Inc. (on behalf of itself and all entities which constitute "Employer" under this Agreement)

Date: May 13, 2003                  By: /s/ Roger A. Cregg
                                       -------------------------
                                          Name: Roger Cregg
                                          Title: Senior Vice President and Chief
                                                 Financial Officer

EXHIBIT 1

                               CONSULTING SERVICES

         Unless otherwise defined in this Schedule, all capitalized terms used in this Schedule will have the meanings given to them in the employment separation agreement and release of liability entered into today between Mark J. O'Brien and Pulte Homes, Inc.

         1. During the Consulting Term (which begins on July 1, 2003 and will end on December 31, 2004), Executive will, upon reasonable notice from Employer, provide consulting services ("Services") to Employer in connection with Employer's business, including domestic and international homebuilding, merger and acquisition opportunities, and other aspects of Employer's business. Executive will not be required to perform more than 10 hours of Services in any calendar month; unused portions of such 10 hour maximum will not be used in subsequent months. Executive will not be required to travel away from his Florida residence, except to assist Pulte in testimony or preparation for any litigation or proceedings relating to matters or events which arose or took place during his employment with Pulte and then only with reasonable advance notice from Pulte.

         2. The Services will be rendered on a part-time basis only, at such times as Executive and Employer mutually agree in good faith. Every reasonable attempt will be made by Employer to accommodate Executive's full time occupation when scheduling the time and place for the delivery of the Services. Executive will be free to engage in any other activities, subject to paragraph 5 of the Agreement.

         3. Executive will at all times during the Consulting Term be an independent contractor of Employer, and will not be considered as having "employee status" with Employer for any purpose.

         4. Executive will not have any authority to enter into any contract or agreement on behalf of Employer or to bind or commit Employer orally or in writing, except to the extent he has been so authorized by the chief executive officer or chief operating officer of Pulte.

         5. Executive will be reimbursed for all reasonable, necessary and pre-approved business related travel and other out-of-pocket expenses incurred by him in performing Services upon presentation of receipts or expense vouchers for such expenses in accordance with Employer's usual accounting procedures.

                                             Initials:

                                                   MJO
                                             -----------------

                                                   RAC
                                             -----------------

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EXHIBIT 2

                              "BRING-DOWN RELEASE"

         This "Bring-Down" Release ("Release") is entered into on June 30, 2003 between Mark J. O'Brien ("Executive") and Pulte Homes, Inc., a Michigan corporation ("Pulte"). Except as otherwise defined in this Release, all capitalized terms used in this Release have the meanings given to them in the Agreement (as defined in Recital A. below).

                                    RECITALS

         A. Executive and Pulte are parties to an Employment Separation Agreement and Release of all Liability dated May 13, 2003 (the "Agreement").

         B. Pursuant to paragraph 7(b) of the Agreement, the parties agreed to execute and deliver this Release on the Termination Date.

         Therefore, the parties agree as follows:

         1. The release provisions of paragraph 3 of the Agreement are ratified and confirmed by Executive and Pulte, on behalf of Employer, and will be deemed given on this date.

         2. Neither Executive nor Employer will challenge or seek to avoid this Release or the release made in the Agreement, and any attempt to do so will be a violation of the Agreement. The invalidity of this Release will not in any way affect the release provisions of the Agreement.

         3. The remainder of the Agreement will continue in full force and effect.

                                            ________________________________
Date: June 30, 2003                         Mark J. O'Brien

                                            Pulte Homes, Inc.

Date: June 30, 2003                         By:_____________________________
                                            Name:
                                            Title:

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